Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund, of our report dated September 24, 2008, on the financial statements and financial highlights included in the July 31, 2008 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
September 25, 2008